Exhibit 99.1

Destination XL Group, Inc. Holiday Sales Results and Guidance

CANTON, MA., January 11, 2021 --  Destination XL Group, Inc. (OTCQX:DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today announced the following results for the 9-week holiday sales period ended January 2, 2021 (unaudited):

•	Total sales decreased 23.9% to $78.4 million compared to $103.1 million for the 9-week holiday sales period ended January 4, 2020.
•

Comparable sales in our omni-channel retail business for the same period decreased 24.0%, primarily due to a decrease in comparable store sales of 38.1% which was partially offset by an increase in comparable sales from our direct business of 12.7%. Direct sales are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace.

•	The comparable increase in the direct business is driven by an increase in sales from our DXL.com website of 28.4%.
•	Included in total sales are sales from our wholesale business of $4.0 million for the 9-week holiday sales period compared to $3.4 million for the same period last year.

Based on the holiday sales results and expectations for the remainder of the fourth quarter, the Company expects total sales for fiscal 2020 of $317.0 million to $319.0 million, with comparable sales in our omni-channel retail business for the full year to be down 32.6% to 32.9%.  The Company also expects adjusted EBITDA of $(26.0) million to $(27.0) million and free cash flow for the full year of approximately $(4.0) million to $(6.0) million.  Adjusted EBITDA and free cash flow are non-GAAP financial measures, see “Non-GAAP Measures” below.

“As we near the end of fiscal 2020, we look forward to the greater opportunities now ahead in fiscal 2021, having successfully accelerated our digital transformation and substantially increased our operating leverage during the pandemic. We believe that demand for apparel will gradually improve in fiscal 2021 and we look forward to serving our customer wherever and whenever he is ready to shop with us,” said Harvey Kanter, President and CEO.

“Our plans for fiscal 2021 include expected sales of approximately $385.0 million to $402.0 million, adjusted EBITDA of approximately $11.0 to $18.0 million and positive free cash flow.  We expect to achieve these results through continued penetration of our direct business, a modest recovery in store traffic during the course of the year, and a slight improvement in our wholesale business.  We expect a 10.8% to 14.8% decline in comparable sales from fiscal 2019 levels, with comparable store sales down 23.8% to 27.8% and our direct business up 26.9% to 30.7%,” Kanter concluded.

The Company plans to report its actual fourth-quarter and fiscal 2020 financial results on March 18, 2021, when management also will conduct its quarterly conference call to discuss its results.  The earnings call will be hosted by Harvey Kanter, President and Chief Executive Officer, and Peter Stratton, Executive Vice President, Chief Financial Officer, and Treasurer.

Comparable sales in our omni-channel retail business include stores that have been opened for at least 13 months and our direct business. The Company has not carved-out prior year sales for periods where the stores were temporarily closed in fiscal 2020 due to the Covid-19 pandemic.  Sales from our wholesale business are not part of the Company’s comparable sales calculation.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding asset impairment charges, if applicable) is useful to investors in evaluating its performance and is a key metric to measure profitability and economic productivity.  The Company is unable to reconcile the adjusted EBITDA guidance for fiscal 2020 or fiscal 2021 to net loss, because certain information necessary for these reconciliations is not available without unreasonable efforts.  It is difficult to predict and/or is dependent on future events that are outside of our control. In particular, we are unable to reasonably predict potential asset impairments, because of the ongoing impact of the Covid-19 pandemic on our retail stores.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. The following is a reconciliation of free cash flows (a non-GAAP measure) from cash flow from operating activities (the comparable GAAP measure):

GAAP to NON-GAAP Free Cash Flow Reconciliation

(in millions)	Fiscal 2020 Guidance		Fiscal 2021 Guidance
Cash flow from operating activities (GAAP)	$(1.8) - 0.2	$	>4.3
Capital expenditures	(4.2)		(4.3)
Free cash flow (non-GAAP)	$(6.0) - (4.0)	$	> 0.0

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and e-commerce sites, including DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the OTCQX market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations for sales, adjusted EBITDA and free cash flow for fiscal 2020 and guidance for sales, adjusted EBITDA and free cash flow for fiscal 2021. The discussion of forward-looking information requires the Company’s management to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results, including management’s current expectations surrounding the pandemic, states remaining open and the ability to order and receive the necessary merchandise and the ability to achieve projected margins in order to support its fiscal 2021 guidance.  The Company's actual results may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2020, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.  Such risks and uncertainties may include, but are not limited to: the Company’s ability to withstand and manage the impact of the Covid-19 pandemic on our business in fiscal 2021, the Company’s assumptions regarding the timing and effect of Covid-19 vaccination efforts on our business, the Company’s assumptions regarding sales recovery, the Company’s effectiveness of its merchandise and marketing strategies, the Company’s efforts to restructure and reduce costs and, right size its store portfolio, expected annualized savings from additional restructuring actions taken in November 2020, the ability to keep some or all of its reopened stores open and operating during more normalized hours, its expected liquidity for the next 12 months, its ability to compete successfully with its competitors, predict fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, trade and security restrictions and political or financial instability in countries where goods are manufactured, fluctuations in price, availability and quality of raw material, the interruption of merchandise flow from the Company's distribution facility, and the adverse effects of general economic conditions, political issues abroad, natural disasters, war and acts of terrorism on the United States and international economies.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

Investor Relations Contact:

Investor.relations@dxlg.com

603-933-0541